Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-205269 August 2, 2016

FINAL TERM SHEET

Dated August 2, 2016

THE HERSHEY COMPANY

$500,000,000 2.300% NOTES DUE AUGUST 15, 2026

$300,000,000 3.375% NOTES DUE AUGUST 15, 2046

Name of Issuer:	The Hershey Company

Title of Securities:	2.300% Notes due August 15, 2026 (the “2026 Notes”) 3.375% Notes due August 15, 2046 (the “2046 Notes” and together with the 2026 Notes, the “Notes”)

Aggregate Principal Amount:	2026 Notes: $500,000,000 2046 Notes: $300,000,000

Issue Price (Price to Public):	2026 Notes: 99.671% of principal amount 2046 Notes: 99.513% of principal amount

Maturity:	2026 Notes: August 15, 2026 2046 Notes: August 15, 2046

Coupon (Interest Rate):	2026 Notes: 2.300% 2046 Notes: 3.375%

Benchmark Treasury:	2026 Notes: UST 1.625% due May 15, 2026 2046 Notes: UST 2.500% due February 15, 2046

Spread to Benchmark Treasury:	2026 Notes: T+80 basis points (0.800%) 2046 Notes: T+110 basis points (1.100%)

Benchmark Treasury Price and Yield:	2026 Notes: 100-25+; 1.537% 2046 Notes: 104-08; 2.301%

Yield to Maturity:	2026 Notes: 2.337% 2046 Notes: 3.401%

Interest Payment Dates:	February 15 and August 15 of each year, commencing on February 15, 2017

Interest Payment Record Dates:	February 1 and August 1 of each year, commencing on February 1, 2017

Interest Rate Adjustment due to Changes in Ratings:

For a one-year period beginning August 9, 2016 to and including August 9, 2017, the interest rate payable on the Notes may be subject to adjustment if certain change of control events result in a downgrade of the credit rating on the Notes. See “Description of Notes—Interest Rate Adjustment due to Changes in Ratings” in the Prospectus Supplement dated August 2, 2016.

Redemption Provisions:

Treasury plus 15 basis points prior to the date that is 90 days prior to the scheduled maturity date of the 2026 Notes.

At any time on or after the date that is 90 days prior to the scheduled maturity date of the 2026 Notes, we may redeem the 2026 Notes in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, up to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Treasury plus 20 basis points prior to the date that is 180 days prior to the scheduled maturity date of the 2046 Notes.

At any time on or after the date that is 180 days prior to the scheduled maturity date of the 2046 Notes, we may redeem the 2046 Notes in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, up to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Change of Control Offer:	Offer to repurchase at 101% of principal amount plus accrued interest to repurchase date upon change of control resulting in a rating below investment grade by two ratings agencies.

Denominations:	$2,000 or integral multiples of $1,000 in excess thereof

Legal Format:	Registration Statement No. 333-205269

Net Proceeds to The Hershey Company:	$792,019,000

Settlement Date:	T+5 days; August 9, 2016

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated RBC Capital Markets, LLC

Senior Co-Manager:	PNC Capital Markets LLC

Co-Managers:	CIBC World Markets Corp. Santander Investment Securities Inc. U.S. Bancorp Investments, Inc. The Williams Capital Group, L.P. Banco Bradesco BBI S.A.

CUSIP:	2026 Notes: 427866 AX6 2046 Notes: 427866 AW8

ISIN:	2026 Notes: US427866AX66 2046 Notes: US427866AW83

Ratings*:	A1 (Stable) / A (Stable) (Moody’s / S&P)

The offer and sale of the Securities to which this final term sheet relates have been registered by The Hershey Company by means of a registration statement on Form S-3 (SEC File No. 333-205269).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at (800) 831-9146, J.P. Morgan Securities collect (212) 834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at (800) 294-1322 or RBC Capital Markets, LLC toll free at (866) 375-6829.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

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